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Jon W. Clark
Chief Financial Officer
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Julia M. Rivera
Investor Relations
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Gramercy Capital Corp. Reports Third Quarter 2011 Financial Results

Third Quarter Highlights

❑
In September 2011, entered into a settlement agreement, or the Settlement Agreement, for an orderly transfer of substantially all of Gramercy Realty’s assets to KBS Real Estate Investment Trust, Inc., or KBS, the senior mezzanine lender, in full satisfaction of the Company’s obligations with respect to the $240.5 million Goldman Mortgage Loan and $549.7 million Goldman Mezzanine Loans that matured on May 9, 2011 and, subject to certain termination provisions, an arrangement for the Company’s continued management of the transferred assets on behalf of KBS for a fixed fee plus incentive fees.

❑
For the quarter, generated funds from operations, or FFO, of $146.3 million, an increase of $125.8 million from FFO of $20.5 million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was $2.87 for the third quarter of 2011 as compared to FFO of $0.41 in the same quarter of the previous year. For the quarter, net income to common stockholders was $129.2 million, or $2.54 per diluted common share, as compared to the net income of $4.8 million, or $0.10 per diluted common share, for the same quarter of the previous year. The increase in FFO and net income to common stockholders for the quarter was primarily attributable to a gain on settlement of debt of $129.0 million, or $2.52 on a fully diluted per common share basis, resulting from the initial transfer of 317 Gramercy Realty properties in connection with the execution of the Settlement Agreement and the transfer of the Company’s Dana portfolio through a deed in lieu of foreclosure.

❑
Maintained approximately $155.6 million of corporate liquidity at quarter end, as compared to approximately $245.1 million of corporate liquidity reported in the prior quarter. Corporate liquidity excludes cash held within the Gramercy Realty division, but includes other unrestricted cash and restricted cash available for investment in the Company’s 2007-1 CDO. The decline in corporate liquidity from the prior quarter is primarily attributable to the reinvestment of restricted cash within the Company’s 2006-1 CDO. In addition, as of September 30, 2011, the Company holds an aggregate of $54.0 million of par value Class A-1, A-2 and B securities previously issued by the Company’s CDOs that are available for re-issuance. The fair value of the repurchased CDO bonds is approximately $40.3 million as of September 30, 2011.

Summary

NEW YORK, N.Y. – November 8, 2011 – Gramercy Capital Corp. (NYSE: GKK) today reported FFO of $146.3 million, or $2.87 per diluted common share, and net income available to common stockholders of $129.2 million, or $2.54 per diluted common share for the quarter ended September 30, 2011. The Company generated total revenues of $135.1 million during the third quarter, an increase of $6.4 million from $128.7 million generated during the same quarter of the previous year. At September 30, 2011, the Company owned 16.8 million rentable square feet of commercial real estate with an aggregate book value of approximately $2.0 billion, in addition to approximately $1.2 billion of loan investments, $731.3 million of commercial mortgage–backed real estate securities, or CMBS, and $594.1 million in other assets. As of September 30, 2011, approximately 44.4% of the Company’s assets were comprised of commercial property, 26.2% of debt investments, 16.2% of CMBS and 13.2% of other assets. After all transfers pursuant to the Settlement Agreement are complete, the Company expects to own a portfolio of commercial real estate with an aggregate book value of approximately $121.3 million, in addition to approximately $1.2 billion of loan investments, approximately $731.3 million of CMBS and approximately $299.1 million in other assets.

The Company’s business is organized into two complementary business segments, supported by a corporate balance sheet with a strong liquidity position and, subsequent to the consummation of the Settlement Agreement, no recourse debt obligations.

The Company’s CDO investment and management business, which operates under the name Gramercy Finance, focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate related securities.

The Company’s real estate investment and management business, which operates under the name Gramercy Realty, historically focused on the acquisition and management of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. Subsequent to the execution of the Settlement Agreement, Gramercy Realty also engages in third-party management of commercial properties for Gramercy Realty’s former senior mezzanine lender and manages the Company’s real estate assets and Gramercy Finance’s REO properties.

Corporate

Corporate liquidity was approximately $155.6 million as of September 30, 2011 as compared to $245.1 million as of June 30, 2011. Corporate liquidity at September 30, 2011 excludes cash held within the Gramercy Realty division, which is subject to the terms and conditions set forth in the Settlement Agreement, but includes other unrestricted cash, and restricted cash available for investment in the Company’s 2007-1 CDO. The decrease in corporate liquidity was primarily attributable to the deployment of restricted cash within the 2006-1 CDO into loan and CMBS investments prior to the CDO’s July 2011 distribution date. The reinvestment period of the 2006-1 CDO concluded with its July 2011 distribution date and, subsequently, Gramercy Finance’s liquidity balance excludes restricted cash of the 2006-1 CDO since principal repayments received from its underlying investments will be used to repay outstanding CDO liabilities. As of September 30, 2011, the Company maintained $154.5 million of unrestricted cash as compared to $132.5 million reported as of June 30, 2011. The increase in unrestricted cash is primarily attributable to the CDO fees and distributions received during the quarter, and proceeds from a first mortgage financing funded by CDO 2006-1, secured by a real estate investment owned by the Company. In addition, as of September 30, 2011, the Company holds an aggregate of $54.0 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs that are available for re-issuance. The fair value of the repurchased CDO bonds is approximately $40.3 million as of September 30, 2011.

The following chart summarizes the Company’s liquidity as of September 30, 2011 and December 31, 2010 (dollar amounts in thousands):

	September 30, 2011	December 31, 2010	Change
Cash and cash equivalents :
Corporate	$154,463	$185,799	$(31,336)
Gramercy Realty (1)	36,833	35,046	1,787
Subtotal	$191,296	$220,845	$(29,549)

Restricted CDO cash-Gramercy Finance:
CDO 2005-1	$-	$-	$-
CDO 2006-1	$-	42,101	(42,101)
CDO 2007-1	1,125	47,932	(46,807)
Subtotal	1,125	90,033	(88,908)
Total	$192,421	$310,878	$(118,457)

(1) Substantially all of the Cash held within Gramercy Realty is subject to the Settlement Agreement and will be transferred to KBS.

In June 2011, the Company’s Board of Directors established a special committee to direct and oversee an exploration of the strategic alternatives available to the Company subsequent to the execution of the Settlement Agreement for the Realty division’s assets. The special committee will consider the feasibility of raising debt or equity capital and the possibility of a strategic combination of the Company or its assets. At the direction of the special committee, the Company has engaged Wells Fargo Securities, LLC to act as its financial advisor and assist in the process.

Substantially all of the Company’s cash flow is generated from distributions from its CDOs within its Gramercy Finance division. The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fees. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of October 2011, the most recent distribution date, the Company’s 2006-1 CDO was in compliance with the interest coverage and asset overcollateralization covenants; however, the compliance margin was narrow and relatively small declines in collateral performance and credit metrics could cause the CDO to fall out of compliance. The Company’s 2005-1 CDO failed its overcollateralization test at the October 2011, April 2011, and January 2011 distribution dates and the Company’s 2007-1 CDO failed its overcollateralization test at the August 2011, May 2011, and February 2011 distribution dates. The following chart summarizes the CDO compliance tests as of the most recent distribution dates (October 25, 2011 for the Company’s 2005-1 and 2006-1 CDOs and August 15, 2011 for the Company’s 2007-1 CDO):

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	115.53%	106.60%	87.37%
Limit	117.85%	105.15%	102.05%
Compliance margin	-2.32%	1.45%	-14.68%
Pass/Fail	Fail	Pass	Fail
Interest Coverage (2)
Current	499.51%	695.86%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	366.66%	590.71%	N/A
Pass/Fail	Pass	Pass	N/A

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Cash flows generated from the Company’s CDOs with respect to its ownership of non-investment grade bonds, preferred equity, and collateral management agreements for the third quarter of 2011, year ended December 31, 2010 and for the year to date 2011, are summarized as follows (dollar amounts in thousands):

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees		Distributions	Total
Total 2010	$2,438	$10,114	$4,414	$36,343	$736		$-	$54,046

1Q 2011	$434	$-	$1,119	$7,615	$178		$-	$9,346
2Q 2011	$422	$-	$1,124	$7,463	$173		$-	$9,183
3Q 2011	$426	$5,477	$1,124	$6,634	$180		$-	$13,841
4Q 2011	$393	$-	$1,097	$7,609	$173	(1)	$-	$9,272
Total 2011	$1,676	$5,477	$4,463	$29,321	$704		$-	$41,642

(1)	Estimated based upon expected fees at the November 2011 distribution date.

During the nine months ended September 30, 2011, the Company repurchased at a discount, $48.3 million of notes issued by its three CDOs, generating net gains on early extinguishment of debt of $14.5 million. Repurchases included some of the senior-most classes of notes from CDO 2005-1 and CDO 2006-1. The bonds were not retired, but are reflected on the Company’s balance sheet as a reduction in the amount of CDO bonds outstanding as of September 30, 2011.

Interest expense includes costs related to $2.5 billion of non-recourse long-term notes issued by the three CDOs that are consolidated on the Company’s balance sheet and $1.7 billion of mortgage and mezzanine notes payable. Interest expense was $43.8 million for the three months ended September 30, 2011, compared to $45.8 million for the three months ended September 30, 2010

Management, general and administrative expenses were $10.4 million for the three months ended September 30, 2011, as compared to $7.7 million in the prior quarter and $6.8 million for the same period in the prior year. The increase in management, general and administrative expenses is primarily attributable to professional fees related to loan enforcement costs on three loan defaults during the quarter within the 2005-1 CDO, legal fees paid by Gramercy Realty related to first mortgages subject to the Settlement Agreement that have not yet transferred and non-cash stock compensation costs relating to the vesting of LTIP units which occurred upon execution of the Settlement Agreement. Loan enforcement costs for assets financed in our CDOs are typically reimbursed as servicing advances once the loan is resolved.

Gramercy Finance

Investment income is generated on the Company’s whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity interests and CMBS within the Company’s Gramercy Finance division. For the three months ended September 30, 2011, $27.9 million was earned on fixed rate investments and $11.3 million was earned on floating rate investments.

Other income of $14.5 million for the three months ended September 30, 2011 includes $4.9 million from legal settlements received from former borrowers in connection with recourse guarantees and $4.5 million of a profit participation related to the repayment of a loan investment. In addition, other income includes recurring revenues from properties on which the Company foreclosed or in which the Company acquired a controlling interest, property management fees and servicing fees and interest on restricted cash balances.

The Company recorded a net provision for loan losses of approximately $10.2 million, or $0.20 per diluted common share, for the quarter ended September 30, 2011, and approximately $46.5 million, or $0.92 per diluted common share, for the nine months ended September 30, 2011. By comparison, the Company’s provision for loan loss was approximately $18.8 million, or $0.37 per fully diluted common share, for the preceding quarter and approximately $10.0 million, or $0.20 per fully diluted common share, for the same quarter of the prior year. The Company’s reserve for loan losses at September 30, 2011 was approximately $245.6 million, or approximately 39.2% of the unpaid principal balance, in connection with 17 separate loans with an aggregate carrying value of approximately $383.3 million. In addition, the Company recorded non-cash impairment charges of approximately $26.0 million for the three months ended September 30, 2011, related to two CMBS investments with an aggregate carrying value of $30.8 million, deemed to be other-than-temporarily impaired.

Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs. As of September 30, 2011, debt investments owned by Gramercy Finance had a carrying value of approximately $1.2 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $303.0 million. CMBS investments had an aggregate carrying value of approximately $731.3 million as of September 30, 2011, net of impairments, unamortized fees, fair value adjustments and discounts of approximately $449.8 million. To maintain flexibility and liquidity, and to improve risk adjusted returns in the Company’s CDOs, as of March 31, 2011, the Company re-designated all of its CMBS investments as available-for-sale and, accordingly, such CMBS are now carried at fair value. Changes in fair value are not necessarily indicative of current or future changes in cash flow, which are based on actual delinquencies, defaults and sales of the underlying collateral, and therefore are not recognized in earnings. Changes in fair value are reflected in accumulated other comprehensive loss in the equity section of the Condensed Consolidated Balance Sheet. The Company continues to monitor all of its CMBS investments for other-than-temporary impairments. The fair value adjustment for the Company’s CMBS as of September 30, 2011 was approximately $(234.8) million as compared to a fair value adjustment of $(77.8) million in the preceding quarter.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $54.6 million for the nine months ended September 30, 2011. As of September 30, 2011, there are no unfunded commitments associated with existing loans.

First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, increasing to 77.3% at September 30, 2011, compared to 70.5% as of December 31, 2010. The weighted average remaining term of Gramercy Finance's debt investment portfolio remained unchanged as of September 30, 2011 at 2.4 years and the weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio was 3.3 years and 3.6 years as of September 30, 2011 and June 30, 2011, respectively.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments including debt investments held for sale, as of September 30, 2011 and December 31, 2010 were (dollar amounts in thousands):

	Carrying Value (1)		Allocation by Investment Type		Fixed Rate Average Yield		Floating Rate Average Spread over LIBOR (2)
	2011	2010	2011	2010	2011	2010	2011	2010
Whole loans, floating rate	$711,207	$659,095	60.2%	58.7%	-	-	334 bps	330 bps
Whole loans, fixed rate	201,970	132,268	17.1%	11.8%	8.34%	7.16%	-	-
Subordinate interests in whole loans, floating rate	25,321	75,066	2.1%	6.7%	-	-	575 bps	297 bps
Subordinate interests in whole loans, fixed rate	128,370	46,468	10.8%	4.1%	8.93%	6.01%	-	-
Mezzanine loans, floating rate	50,843	152,349	4.3%	13.5%	-	-	817 bps	754 bps
Mezzanine loans, fixed rate	51,416	48,828	4.3%	4.3%	12.83%	12.69%	-	-
Preferred equity, floating rate	12,901	5,224	1.1%	0.5%	-	-	276 bps	350 bps
Preferred equity, fixed rate	1,295	4,230	0.1%	0.4%	7.00%	7.25%	-	-
Subtotal/ Weighted average	1,183,323	1,123,528	100.0%	100.0%	9.14%	8.09%	371 bps	400 bps
CMBS, floating rate	47,905	50,798	6.6%	5.1%	-	-	395 bps	394 bps
CMBS, fixed rate	683,400	954,369	93.4%	94.9%	8.47%	8.37%	-	-
Subtotal/ Weighted average	731,305	1,005,167	100.0%	100.0%	8.47%	8.37%	395 bps	394 bps
Total	$1,914,628	$2,128,695	100.0%	100.0%	8.71%	8.32%	372 bps	400 bps

(1)	Loans and other lending investments and CMBS investments are presented net of unamortized fees, discounts, unfunded commitments, reserves for loan losses, impairments and other adjustments.

(2)	Spreads over an index other than 30 day-LIBOR have been adjusted to a LIBOR based equivalent. In some cases, LIBOR is floored, giving rise to higher current effective spreads.

At September 30, 2011, Gramercy Finance had one whole loan with a carrying value of $51.4 million and two mezzanine loans with an aggregate carrying value of $3.3 million classified as non-performing. At September 30, 2011, the Company had two whole loans with an aggregate carrying value of $44.6 million, one mezzanine loan with a carrying value of $4.0 million and one preferred equity investment with an aggregate carrying value of $1.3 million classified as sub-performing.

Carrying values of loan investments originated or purchased during the three months ended September 30, 2011 are summarized as follows (dollar amounts in thousands):

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - Floating Rate	3	68,361		424 bps
CMBS - Fixed Rate	2	7,620	8.51%

Gramercy Realty

Rental revenues and operating expense reimbursements are primarily comprised of revenue earned on the portfolio of 608 properties owned by Gramercy Realty as of September 30, 2011.

For the third quarter 2011, Gramercy Realty’s rental revenues totaled approximately $54.5 million, and related operating expenses aggregated approximately $29.3 million as compared to prior quarter’s rental revenues of approximately $56.1 million and related operating expenses of approximately $34.8 million, inclusive of reclassification adjustments for discontinued operations.

During 2010 and into 2011, the Company sought to extend or restructure Gramercy Realty’s $240.5 million mortgage loan with Goldman Sachs Mortgage Company, or GSMC, Citicorp North America, Inc., or Citicorp, and SL Green Realty Corp., or SL Green, or the Goldman Mortgage Loan, and Gramercy Realty’s $549.7 million senior and junior mezzanine loans with KBS, GSMC, Citicorp and SL Green, or the Goldman Mezzanine Loans. The Goldman Mortgage Loan was collateralized by approximately 195 properties held by Gramercy Realty and the Goldman Mezzanine Loans are collateralized by the equity interest in substantially all of the entities comprising the Gramercy Realty division, including its cash and cash equivalents totaling $36.8 million as of September 30, 2011. In March and April 2011, immediately prior to the final maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans, the Company entered into a series of short term extensions to provide additional time to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Goldman Mortgage Loan and the Goldman Mezzanine Loans and to explore an orderly transfer of the collateral to the lenders if such discussions failed. On May 9, 2011, the Company announced that the scheduled maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans occurred without repayment and without an extension or restructuring of the loans by the lenders. Notwithstanding the maturity and non-repayment of the loans, the Company maintained active communications with the lenders and in September 2011, the Company entered into a Settlement Agreement for an orderly transfer of substantially all of Gramercy Realty’s assets to KBS in full satisfaction of Gramercy Realty’s obligations with respect to the Goldman Mortgage Loan and the Goldman Mezzanine Loans, in exchange for a mutual release of claims among the Company and the mortgage and mezzanine lenders and, subject to certain termination provisions, the Company’s continued management of Gramercy Realty’s assets on behalf of KBS for a fixed fee plus incentive fees. Pursuant to the execution of the Settlement Agreement, the initial transfer of 317 Gramercy Realty properties with an aggregate carrying value of $414.4 million and associated mortgage, and other liabilities of $378.3 million, and associated mezzanine debt of $90.8 million occurred on September 1, 2011, and the Company recognized a gain on settlement of debt of $54.7 million in connection with such transfer. In July 2011, Gramercy Realty’s Dana portfolio, which consisted of 15 properties totaling approximately 3.8 million rentable square feet, was transferred to its mortgage lender through a deed in lieu of foreclosure and the Company recognized a gain on settlement of debt of $74.3 million. Due to those agreements, the business of Gramercy Realty will change from being primarily an owner of commercial properties to being an owner and a third-party manager of commercial properties. The scale of Gramercy Realty’s revenues will substantially decline as a substantial portion of net revenues from property operations will be replaced with fee revenues of a substantially smaller scale. The Company anticipates that all transfers will be completed by December 31, 2011, after which, the Company expects to retain a portfolio of commercial real estate with an aggregate book value of approximately $121.3 million, encumbered by non-recourse mortgage debt held by the Company’s CDOs totaling $94.3 million, which mortgage debt is eliminated on the Company’s consolidated financial statements.

In September 2011, the Company, as part of the Settlement Agreement, entered into an interim management arrangement, or the Interim Management Agreement, to provide for Gramercy Realty’s continued management of the transferred assets through December 31, 2013 for a fixed fee of $10.0 million annually, the reimbursement of certain costs and incentive fees equal to 10.0% of the excess of the equity value, if any, of the transferred collateral over $375.0 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Threshold Value Participation, and 12.5% of the excess equity value, if any, of the transferred collateral over $468.5 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Excess Value Participation. The minimum amount of the Threshold Value Participation equals $3.5 million. The Threshold Value Participation and the Excess Value Participation will be valued and paid following the earlier of December 31, 2013, subject to extension to no later than December 31, 2015, or the sale by KBS of at least 90% (by value) of the transferred collateral. Under the terms of the Interim Management Agreement, the Company does not forfeit its incentive fee rights unless it resigns as manager or is terminated as manager for cause and, with respect to the Excess Value Participation, in the event of a Failure to Agree Termination (as defined below). The Interim Management Agreement may be terminated by either party without cause 90 days following written notice; however, any notice of termination given by the Company cannot be effective until December 31, 2011 at the earliest. Notwithstanding the foregoing, the Company has commenced and diligently seeks to negotiate a full and complete management services agreement with KBS. However, if the parties do not execute a mutually acceptable asset management services agreement prior to March 31, 2012, a Failure to Agree Termination shall be effectuated and the Interim Management Agreement shall automatically terminate on June 30, 2012, without liability or a penalty of any kind, except for the Company’s loss of the Excess Value Participation.

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions. Gramercy Realty’s operating property portfolio as of September 30, 2011 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Properties (1)	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Branches	330	571	2,356,225	3,689,190	82.8%	84.4%
Office Buildings	226	321	14,449,511	21,613,441	86.8%	82.3%
Land	0	2	-	-	-	-
Total	556	894	16,805,736	25,302,631	86.2%	82.6%

(1)
As of September 30, 2011, approximately 550 properties, of which 52 properties are held by an unconsolidated joint venture, comprising of approximately 16.3 million rentable square feet of which approximately 237 thousand rentable square feet are held through an unconsolidated joint venture have not yet been transferred to KBS. In addition, the Dana portfolio, which consists of 15 properties comprising of approximately 3.8 million rentable square feet, was transferred to its mortgage lender through a deed in lieu of foreclosure in July 2011.

Dividends

Beginning with the third quarter of 2008, the Company’s Board of Directors elected not to pay a dividend on the Company’s common stock. The Company’s Board of Directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. As a result, the Company has accrued preferred stock dividends for over six quarters which pursuant to the terms of the Company’s charter permits the Series A preferred stockholders to elect an additional director to the Board of Directors. The Company may, or upon a properly submitted request of the holders of the Series A preferred stock representing 20% or more of the liquidation value of the Series A preferred stock shall, call a special meeting of its preferred stockholders to elect such additional director in accordance with the provisions of the Company’s bylaws and other procedures established by the Company’s Board of Directors relating to election of directors. The Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division historically focused on the acquisition and management of commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 14 of this release.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

Selected Financial Data
Gramercy Capital Corp.
Consolidated Statement of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Rental revenue	$56,120	$56,644	$168,861	$171,026
Investment income	39,185	40,773	119,444	128,831
Operating expense reimbursements	25,336	27,231	75,810	77,381
Other income	14,453	4,088	38,293	7,936
Total revenues	135,094	128,736	402,408	385,174
Expenses
Property operating expenses:
Real estate taxes	8,062	7,762	24,648	24,454
Utilities	9,515	8,311	24,886	23,283
Ground rent and leasehold obligations	3,673	3,073	10,988	10,393
Property and leasehold impairments	-	-	396	-
Direct billable expenses	404	1,981	2,617	3,828
Other property operating expenses	11,785	17,598	48,350	47,782
Total property operating expenses	33,439	38,725	111,885	109,740

Total other-than temporary impairment	25,461	6,730	30,752	21,333
Portion of impairment recognized in other comprehensive loss	(4,760)	-	(4,014)	-
Net impairment recognized in earnings	20,701	6,730	26,738	21,333
Interest expense	43,798	45,836	140,038	135,746
Depreciation and amortization	14,411	20,168	43,168	60,810
Management, general and administrative	10,411	6,770	24,524	24,086
Impairment on business combination, net	-	2,722	-	2,722
Provision for loan loss	10,199	10,000	46,482	64,390
Total expenses	132,959	130,951	392,835	418,827
Income (loss) from continuing operations before equity in income (loss) from joint ventures, provision for taxes and non-controlling interest	2,135	(2,215)	9,573	(33,653)
Equity in net loss of joint ventures	(413)	(699)	(1,806)	(3,386)
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt and discontinued operations	1,722	(2,914)	7,767	(37,039)
Gain on extinguishment of debt	-	11,703	14,526	19,443
Provision for taxes	-	(19)	(73)	(123)
Net income (loss) from continuing operations	1,722	8,770	22,220	(17,719)

Discontinued operations:
Net income (loss) from discontinued operations	199	(2,687)	1,338	9,134
Gain on settlement of debt	128,951	-	128,951	-
Net gains from disposals	162	1,127	2,536	2,439
Net income (loss) from discontinued operations	129,312	(1,560)	132,825	11,573

Net income (loss)	131,034	7,210	155,045	(6,146)
Net income attributable to non-controlling interest	-	(60)	-	(84)
Net income (loss) attributable to Gramercy Capital Corp.	131,034	7,150	155,045	(6,230)
Accrued preferred stock dividends	(1,790)	(2,336)	(5,370)	(7,008)
Net income (loss) available to common stockholders	$129,244	$4,814	$149,675	$(13,238)
Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$-	$0.13	$0.34	$(0.50)
Net income (loss) from discontinued operations	2.57	(0.03)	2.65	0.23
Net income (loss) available to common stockholders	$2.57	$0.10	$2.99	$(0.27)

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$-	$0.13	$0.33	$(0.50)
Net income (loss) from discontinued operations	2.54	(0.03)	2.62	0.23
Net income (loss) available to common stockholders	$2.54	$0.10	$2.95	$(0.27)
Basic weighted average common shares outstanding	50,382,542	49,919,653	50,125,875	49,906,164
Diluted weighted average common shares and common share equivalents outstanding	50,954,776	50,422,669	50,708,486	49,906,164

Gramercy Capital Corp.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
Assets:
Real estate investments, at cost:
Land	$447,653	$608,455
Building and improvements	1,414,051	1,818,012
Other real estate investments	20,318	20,318
Less: accumulated depreciation	(157,331)	(168,333)
Total real estate investments, net	1,724,691	2,278,452

Cash and cash equivalents	191,238	220,777
Restricted cash	128,262	128,806
Pledged government securities, net	89,375	92,918
Loans and other lending investments, net	891	1,512
Investment in joint ventures	898	3,650
Tenant and other receivables, net	37,183	44,788
Derivative instruments, at fair value	8	4
Acquired lease assets, net of accumulated amortization of $121,896 and $147,366	245,577	310,207
Deferred costs, net of accumulated amortization of $29,777 and $29,929	6,013	8,156
Other assets	17,775	15,210
Subtotal	2,441,911	3,104,480
Assets of Consolidated Variable Interest Entities ("VIEs"):
Real estate investments, at cost:
Land	21,967	26,486
Building and improvements	4,100	18,970
Less: accumulated depreciation	(234)	(208)
Total real estate investments directly owned	25,833	45,248

Cash and cash equivalents	58	68
Restricted cash	59,088	116,591
Loans and other lending investments, net	1,182,432	1,122,016
Commercial mortgage-backed securities - available-for-sale	731,305	31,889
Commercial mortgage-backed securities - held-to-maturity	-	973,278
Assets held-for-sale, net	9,957	28,660
Derivative instruments, at fair value	927	1,632
Accrued interest	29,164	29,784
Acquired lease assets, net of accumulated amortization of $0 and $153	-	5,546
Deferred costs, net of accumulated amortization of $30,171 and $25,760	10,324	14,744
Other assets	23,811	18,057
Subtotal	2,072,899	2,387,513

Total assets	$4,514,810	$5,491,993

Gramercy Capital Corp.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
Liabilities and Equity:
Liabilities:
Mortgage notes payable	$1,201,478	$1,640,671
Mezzanine notes payable	462,464	549,713
Total secured and other debt	1,663,942	2,190,384

Accounts payable and accrued expenses	44,690	57,688
Dividends payable	21,485	16,114
Accrued interest payable	27,652	6,934
Deferred revenue	37,709	152,601
Below-market lease liabilities, net of accumulated amortization of $236,305 and $223,256	580,864	691,592
Leasehold interests, net of accumulated amortization of $8,423 and $7,770	13,914	17,027
Liabilities related to assets held-for-sale	18	-
Other liabilities	-	734
Subtotal	2,390,274	3,133,074

Non-Recourse Liabilities of Consolidated VIEs:
Collateralized debt obligations	2,537,489	2,682,321
Total secured and other debt	2,537,489	2,682,321

Accounts payable and accrued expenses	5,000	1,438
Accrued interest payable	2,960	4,818
Deferred revenue	100	188
Below-market lease liabilities, net of accumulated amortization of $0 and $26	-	1,556
Liabilities related to assets held-for-sale	-	531
Derivative instruments, at fair value	176,277	157,932
Other Liabilities	774	3,128
Subtotal	2,722,600	2,851,912

Total liabilities	5,112,874	5,984,986

Commitments and contingencies	-	-

Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 50,517,365 and 49,984,559 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $88,146, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively.	85,235	85,235
Additional paid-in-capital	1,080,093	1,078,198
Accumulated other comprehensive loss	(417,426)	(160,785)
Accumulated deficit	(1,346,919)	(1,496,594)
Total Gramercy Capital Corp. stockholders' equity	(598,967)	(493,896)
Non-controlling interest	903	903
Total equity	(598,064)	(492,993)
Total liabilities and equity	$4,514,810	$5,491,993

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net income (loss) available to common stockholders	$129,244	$4,814	$149,675	$(13,238)
Add:
Depreciation and amortization	18,274	28,254	58,862	86,047
FFO adjustments for joint ventures	737	1,091	2,929	3,251
Less:
Non real estate depreciation and amortization	(1,807)	(1,918)	(5,437)	(6,039)
Gain on sale of real estate	(163)	(11,692)	(2,537)	(13,083)
Funds from operations	$146,285	$20,549	$203,492	$56,938

Funds from operations per share - basic	$2.90	$0.41	$4.06	$1.14

Funds from operations per share - diluted	$2.87	$0.41	$4.01	$1.14